UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

UNITED AIRLINES HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-2675207
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

233 S. Wacker Drive, Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:         N/A         (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

Item 1. Description of Registrant’s Securities To Be Registered.

This Form 8-A/A amends the registration statement on Form 8-A filed by United Airlines Holdings, Inc. (the “Company”) with the Securities and Exchange Commission on December 7, 2020 relating to preferred stock purchase rights under the Tax Benefits Preservation Plan, dated as of December 4, 2020 and as amended as of January 21, 2021 (the “Plan”), by and between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”). The Plan was originally entered into on December 4, 2020 and was scheduled to expire at the Close of Business (as defined in the Plan) on December 4, 2023. On January 21, 2021, the Company and the Rights Agent entered into that certain Amendment No. 1 to Tax Benefits Preservation Plan, which added that certain Warrant Agreement, dated as of January 15, 2021, by and between the Company and the United States Department of the Treasury to the definition of “Warrant Agreements” under the Plan. On December 4, 2023, the Company and the Rights Agent entered into that certain Amendment No. 2 to Tax Benefits Preservation Plan, which (i) added that certain Warrant Agreement, dated as of April 29, 2021, between the Company and the United States Department of the Treasury to the definition of “Warrant Agreements” under the Plan, (ii) extended the expiration time to the Close of Business on December 4, 2026 (subject to other earlier termination events, including if stockholder approval of the Amendment has not been obtained at the Company’s 2024 annual meeting of stockholders) and (iii) changed the exercise price for each one one-thousandth of a share of Series A Junior Participating Serial Preferred Stock from $250.00 to $200.00 (and made other conforming changes to the Plan).

The foregoing description of the Plan and the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan, which is filed as Exhibit 4.1 to the Company’s registration statement on Form 8-A filed on December 7, 2020, Amendment No. 1 to Tax Benefits Preservation Plan, dated as of January 21, 2021, which is filed as Exhibit 4.18 to the Company’s annual report on Form 10-K filed on March 1, 2021 and the Amendment, which is filed as Exhibit 4.3 to this registration statement on Form 8-A/A, each of which is incorporated herein by reference.

Item 2. Exhibits.

Exhibit Number	Description of Exhibit
3.1	Certificate of Designation of the Series A Junior Participating Serial Preferred Stock of the Company, dated December 4, 2020 (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-A, filed on December 7, 2020)

4.1	Tax Benefits Preservation Plan, dated as of December 4, 2020, by and between the Company and Computershare Trust Company, N.A., as rights agent (which includes the Form of Rights Certificate as Exhibit B thereto) (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-A, filed on December 7, 2020)

4.2	Amendment No. 1 to Tax Benefits Preservation Plan, dated as of January 21, 2021, by and between the Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.18 to the Company’s Form 10-K, filed on March 1, 2021)

4.3	Amendment No. 2 to Tax Benefits Preservation Plan, dated as of December 4, 2023, by and between the Company and Computershare Trust Company, N.A., as rights agent

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

UNITED AIRLINES HOLDINGS, INC.
December 4, 2023	By:	/s/ Michael Leskinen
Michael Leskinen
Executive Vice President and Chief Financial Officer